Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arete Industries, Inc. Announces Sale of a Well and Leases in Wyoming for Approximately

$1.0 Million in Gross Proceeds With a $380,000 Gain

WESTMINSTER, CO — (Marketwired) — 12/23/13 — Arête Industries, Inc. (OTCQB: ARET) today announced it recently sold an oil well and three oil and gas (on one of which the well is located) leases in Campbell County, Wyoming to an unaffiliated party for approximately $1.0 million in gross proceeds. Arête owned a 100% working interest in the well and in three leases that comprise a 640 acre communitized spacing unit. Arête’s gain on the sale was approximately $380,000 and it retained a 1.75% overriding royalty interest in approximately 330 net acres in the communitized spacing unit. A drilling permit has been approved by the Wyoming Oil & Gas Commissions for a horizontal well in the unit.

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About Arête Industries

The Company owns non-operated oil and gas properties in the Rocky Mountain Region of the United States. For additional information on the Company visit our website at: http://www.areteindustries.com

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s business that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in the Company’s SEC filings.

For Further Information Contact:

Nicholas Scheidt

CEO

Donald W Prosser

CFO

303-427-8688

info@areteindustries.com

Source: Arete Industries, Inc.

Released December 23, 2013